Exhibit 10.40

BUILDING MATERIALS HOLDING CORPORATION
2008 ANNUAL INCENTIVE PROGRAM

WHEREAS, the Company obtained shareholder approval of the Building Materials Holding Corporation 2004 Incentive and Performance Plan (the "Plan"), which authorizes the Committee under Section 4.6 to grant annual incentive awards ("Annual Incentive Awards") based on the performance of Building Materials Holding Corporation ("BMHC" or the "Company);

WHEREAS, the Compensation Committee of the Board of Directors (the "Committee") established this 2008 Annual Incentive Program (the "Incentive Program") for certain employees of BMHC ("Participants") to increase the value of the Company by aligning the interests of the Participants with those of the stockholders of the Company through the granting of Annual Incentive Awards;

WHEREAS, the Committee on March 28, 2008 approved the final terms of 2008 Incentive Program; and

NOW, THEREFORE, the Company, through the foregoing actions of the Committee, hereby adopts the following Incentive Program effective January 1, 2008.

1.   Calculation of Annual Incentive Award

a.   Financial Performance. The Annual Incentive Award for financial performance achieved is based on (i) Return on Net Assets (RONA) and (ii) Earnings Before Interest Taxes Depreciation & Amortization (EBITDA) performance by the Company for fiscal year 2008 ("Fiscal Year 2008"). The RONA amount and EBITDA amount is multiplied by a funding percentage to determine separate pools from which Participants' Annual Incentive Awards will be paid based on each Participant's designated individual share of such pool. Each participant’s percentage allocation is determined by dividing the assigned shares by the total department’s assigned shares. Shares are assigned based on experience and level of responsibility. Allocation percentage may vary based on staffing levels and the number of participants. Each Participant shall receive an Annual Incentive Award Summary setting forth the following features applicable to the Participant:

•	Funding percentages for pools from RONA and EBITDA,

•	The calculation of financial pool in which the Participant is granted shares,

•	The Participant's number of shares in the financial pool, and

•	Participant’s individual projected award

The financial performance of any business acquired by the Company shall be included in the calculation of RONA and EBITDA on an as-incurred basis. Gains or losses on the sale of real estate by the Company shall be included in the calculation of RONA and EBITDA. Other extraordinary or non-recurring gains or losses, including, without limitation, impairments due to an accounting rule change or other factor outside of management's control and not related to the ongoing operations of the Company, shall not be included in the calculation of RONA and EBITDA unless specifically provided by the Committee. FAS 142 intangible impairments shall not be included in the calculation of RONA and EBITDA unless specifically included by the Committee.

b.   Strategic Goals. Upon completion of the following strategic goals, a Participant shall receive a share of the strategic pool assigned to the Participant based on the number of shares allocated to the Participant compared to the total number of shares allocated to the assigned pool. Each Participant shall receive an Annual Incentive Award Summary setting forth:

•	The Participant's number of shares in the strategic pool, and

•	Participant’s individual projected award.

The strategic goals for 2008 are:

1)	integration of general ledgers of SelectBuild business units to the Boise Oracle accounting system;

2)	integration of SelectBuild payroll processing function into the BMHC/ADP payroll system;

3)	integration of NxTrend accounts payable systems of SelectBuild into the Boise accounts payable system, and

4)	integration of all accounts payable into the Boise accounts payable system.

In order for the strategic goals portion of the Annual Incentive Award to be paid, all 4 goals must be accomplished in 2008.

2.   Calculation of Annual Incentive Awards.

Calculation of the financial performance award and determination if the strategic goals have been achieved is performed by BMHC's Controller and Human Resources Department, whose determination shall be final and binding on Participants. The shares allocated to each pool may increase or decrease based on changes in the number of Participants in a pool.

3.   Payment of Annual Incentive Award

a.    Financial Performance.

The Annual Incentive Award for financial performance shall not be deemed to be earned by a Participant or payable to Participant until the end of Fiscal Year 2008 (December 31, 2008). Such final determination and payment of the financial performance portion of the Annual Incentive Award (if any) shall be made within the first quarter following the end of Fiscal Year 2008.

b.    Strategic Goals.

Payment of the strategic goals portion of the Annual Incentive Award shall be made following a determination and announcement of completion of the strategic goals.

c.    Method of Payment.

Payment of Annual Incentive Awards shall be made in the form of a cash lump sum, unless deferred in accordance with BMHC's deferred compensation plan for eligible employees. Payment will also be made in the same format as the participant’s regular payroll, either direct deposit or live check. In no event may the value of an Annual Incentive Award exceed $5,000,000.

3.    Terms

a.    Participant must be an active employee of the Company as of the end of Fiscal Year 2008 (December 31, 2008) in order to receive payment of the financial performance portion of the Annual Incentive Award and must be an active employee of the Company as of the date of announcement of achievement of the strategic goals portion of the Annual Incentive Award.

b.    Payments made pursuant to this Incentive Program are subject to all required federal, state and local withholding taxes.

c.    It is the intent of the parties that the provisions of this Incentive Program conform to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") and any final Treasury Regulations or other authoritative guidance issued thereunder, if such Code section is applicable, and the Incentive Program shall be so construed and interpreted. In the event that the Company determines in good faith that any provision of this Incentive Program does not comply with Section 409A of the Code, the Company may amend this Incentive Program to the minimum extent necessary to cause the Incentive Program to comply. In the event that the Company determines in good faith that payment of an Annual Incentive Award pursuant to Section 2 hereof would violate Section 409A of the Code, then such award instead shall be paid on the date Participant incurs a separation from service from the Company as defined in Section 409A(a)(2)(A)(i) of the Code (or six months after such date if Section 409A(a)(2)(B)(i) of the Code applies).

4.   Administration

The Incentive Program shall be administered by the Committee. Any determination made by the Committee in interpreting or administering the Incentive Program shall be final and binding upon Participant. Payments under the Incentive Program are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, and the Incentive Program shall be administered consistently with those requirements.

5.   No Alienation, Assignment or Encumbrance of Payments

A Participant’s interest hereunder may not be alienated, assigned or encumbered, except by will, beneficiary designation, or the laws of descent and distribution, or as otherwise approved by the Company in writing.

6.   No Employment Contract; No Effect on other Plans

This Incentive Program shall not be deemed to be a contract of employment between the Company and Participant. Nothing contained herein shall give Participant the right to be retained in the employ of the Company or shall interfere with the right of the Company to discharge Participant at any time, with or without reason, for any reason or for no reason. This Incentive Program does not affect Participant’s right to participate in any other plan or program sponsored by the Company, including, without limitation, any discretionary bonus that Participant may be eligible to receive from time to time.

7.   Definitions

a.    "RONA" Return on Net Assets as determined by the Company's Controller based on the Company's audited financial statements.

b.    "EBITDA" Earnings before Interest, Taxes, Depreciation and Amortization as determined by the Company's Controller based on the Company's audited financial statements.

8.   Governing Law

The Incentive Program shall be governed by, and construed in accordance with, the laws of the State of Idaho without regard to its conflicts of law principles.

9.   Captions

The captions of this Incentive Program are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Incentive Program or the intent of any provision hereof.

10.       Severability

Any provision of this Incentive Program which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Incentive Program invalid, illegal, or unenforceable in any other jurisdiction.